Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

AECOM reports strong net income, revenue, backlog for fourth quarter, full year fiscal 2007

AECOM reports fourth-quarter diluted EPS of 29 cents on revenue of $1.11 billion and full-year diluted EPS of $1.15 on revenue of $4.2 billion

•                  Fourth-quarter diluted earnings per share of 29 cents.

•                  Full-year diluted earnings per share of $1.15.

•                  Net income for fourth quarter increased 89.2% year over year to $29.4 million.

•                  Net income for year ended September 30 increased 86.8% year over year to $100.3 million.

•                  Revenue for fourth quarter increased 23.2% year over year to $1.1 billion.

•                  Revenue for year ended September 30 increased 23.8% year over year to $4.2 billion.

•                  Cash flow from operations increased by 13% to $137 million for year ended September 30, 2007.

•                  Backlog and Selected-Not-Booked at September 30 increased 25.6% year over year to $6.0 billion.

•                  Diluted earnings-per-share range outlook of $1.19 to $1.26 provided for full fiscal year 2008.

LOS ANGELES (November 27, 2007) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the fourth quarter and full fiscal year ended September 30, 2007.

AECOM reported net earnings of $29.4 million for the fourth quarter, or diluted earnings per share (EPS) of $0.29.  This represents an increase of 89.2% over net earnings of $15.5 million for the same period last year.

Fourth-quarter revenue increased to $1.1 billion, 23.2% higher than the fourth quarter of fiscal year 2006.

For the full fiscal year 2007, AECOM reported net earnings of $100.3 million, or diluted EPS of $1.15.  This represents an increase of 86.8% over net earnings of $53.7 million last year.  Revenue for the year was $4.2 billion — 23.8% higher than fiscal year 2006.

AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  AECOM’s revenue, net of other direct costs for the three months ended Sept. 30, 2007, increased 32.2% to $669.0 million.  For the full fiscal year 2007, the company’s revenue, net of other direct costs increased 26.6% to $2,405.3 million.

“Our results were marked by solid, sustained growth across our practice areas and throughout our global operations,” said John M. Dionisio, AECOM president and chief executive officer.  “The growing global infrastructure market is fueling our strong end markets, particularly outside of the U.S.  We continue to leverage AECOM’s market and geographic diversification to drive organic growth as well as the acquisitive growth that is the hallmark of our business model.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the fourth quarter of fiscal 2007, the PTS segment reported revenue of $917.2 million and operating income of $52.0 million, compared to revenue of $733.4 million and operating income of $37.9 million for the same period during fiscal year 2006.  For the full year, the PTS segment reported revenue of $3.4 billion and operating income of $176.1 million, compared to revenue of $2.8 billion and operating income of $123.3 million during fiscal year 2006.

PTS revenue, net of other direct costs increased 32.6% for the three months ended Sept. 30, 2007, to $639.3 million.  For the full fiscal year 2007, PTS revenue, net of other direct costs increased 27.3% to $2,295.7 million.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the fourth quarter of fiscal year 2007, the MSS segment reported revenue of $197.1 million and operating income of $6.5 million, compared to revenue of $170.8 million and operating income of $6.3 million for the same period during fiscal year 2006.  For the full year, the MSS segment reported revenue of $818.6 million and operating income of $28.6 million, compared to revenue of $647.2 million and operating income of $22.9 million during fiscal year 2006.

MSS revenue, net of other direct costs increased 23.6% for the three months ended Sept. 30, 2007, to $29.7 million.  For the full fiscal year 2007, MSS revenue, net of other direct costs increased 13.3% to $109.6 million.

Outlook

AECOM announced backlog and selected-not-booked results totaling $6.0 billion at September 30, 2007, a 25.6% increase year over year.

“Our robust market activity continues to grow globally, as we win projects at a strong pace,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer.  “Our non-U.S. revenue growth rate continues to thrive at 38% — far outpacing our already-strong 19% growth rate within the U.S.  Based on these results, we expect our fully diluted earnings per share results for fiscal year 2008 to be in the range of $1.19 to $1.26.”

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 32,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and had revenue of 4.2 billion during fiscal year 2007.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Revenue	$1,114,356	$904,279	$4,237,270	$3,421,492
Other direct costs	445,394	398,305	1,832,001	1,521,775
Revenue, net of other direct costs	668,962	505,974	2,405,269	1,899,717
Cost of revenue, net of other direct costs	352,165	262,133	1,244,091	993,909
Gross profit	316,797	243,841	1,161,178	905,808

Equity in earnings of joint ventures	4,200	2,437	11,828	6,554
General and administrative expenses	278,692	217,792	1,017,067	808,953
Income from operations	42,305	28,486	155,939	103,409

Minority interest in share of earnings	7,346	5,421	16,404	13,924
Gain on sale of equity investment	—	—	11,286	—
Interest expense - net	(6,294)	258	3,321	10,576
Income before income tax expense	41,253	22,807	147,500	78,909

Income tax expense	11,860	7,270	47,203	25,223
Net income	$29,393	$15,537	$100,297	$53,686

Net income allocation:
Preferred stock dividend	$65	$80	$249	$2,205
Net income available for common stockholders	29,328	15,457	100,048	51,481
Net income	$29,393	$15,537	$100,297	$53,686

Net income per share:
Basic	$0.30	$0.27	$1.37	$0.94
Diluted	$0.29	$0.20	$1.15	$0.74

Weighted average shares outstanding:
Basic	98,362	56,700	73,091	54,856
Diluted	101,952	78,036	87,537	72,658

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	September 30,	September 30,
	2007	2006

Balance Sheet Information:
Cash and cash equivalents	$414,515	$127,870
Working capital	597,655	201,323
Working capital, net of cash and cash equivalents	183,140	73,453
Total debt	47,950	137,455
Total stockholders’ (deficit) / equity	1,278,485	(290,894)

Cash Flow Information:
Net cash provided by operating activities	$137,463	$121,266

AECOM TECHNOLOGY CORPORATION

(in thousands, except per share data)

Reportable Segments

	Professional	Management
	Technical	Support
	Services	Services	Corporate	Total
Three Months Ended September 30, 2007
Revenue	$917,247	$197,109	$—	$1,114,356
Other direct costs	277,987	167,407	—	445,394
Revenue, net of other direct costs	639,260	29,702	—	668,962
Gross profit	304,583	12,214	—	316,797
Gross profit as a % of revenue	33.2%	6.2%	—	28.4%
Gross profit as a % of revenue, net of other direct costs	47.6%	41.1%	—	47.4%
Equity in Earnings of joint ventures	1,750	2,450	—	4,200
General and administrative expenses	254,380	8,202	16,110	278,692
Segment income from operations	51,953	6,462	(16,110)	42,305

Three Months Ended September 30, 2006
Revenue	$733,433	$170,846	$—	$904,279
Other direct costs	251,497	146,808	—	398,305
Revenue, net of other direct costs	481,936	24,038	—	505,974
Gross profit	232,652	11,189	—	243,841
Gross profit as a % of revenue	31.7%	6.5%	—	27.0%
Gross profit as a % of revenue, net of other direct costs	48.3%	46.5%	—	48.2%
Equity in Earnings of joint ventures	(354)	2,791	—	2,437
General and administrative expenses	194,441	7,711	15,640	217,792
Segment income from operations	37,857	6,269	(15,640)	28,486

Twelve Months Ended September 30, 2007
Revenue	$3,418,683	$818,587	$—	$4,237,270
Other direct costs	1,122,967	709,034	—	1,832,001
Revenue, net of other direct costs	2,295,716	109,553	—	2,405,269
Gross profit	1,116,268	44,910	—	1,161,178
Gross profit as a % of revenue	32.7%	5.5%	—	27.4%
Gross profit as a % of revenue, net of other direct costs	48.6%	41.0%	—	48.3%
Equity in Earnings of joint ventures	2,710	9,118	—	11,828
General and administrative expenses	942,921	25,402	48,744	1,017,067
Segment income from operations	176,057	28,626	(48,744)	155,939

Twelve Months Ended September 30, 2006
Revenue	$2,774,304	$647,188	$—	$3,421,492
Other direct costs	971,299	550,476	—	1,521,775
Revenue, net of other direct costs	1,803,005	96,712	—	1,899,717
Gross profit	866,935	38,873	—	905,808
Gross profit as a % of revenue	31.2%	6.0%	—	26.5%
Gross profit as a % of revenue, net of other direct costs	48.1%	40.2%	—	47.7%
Equity in Earnings of joint ventures	1,612	4,942	—	6,554
General and administrative expenses	745,237	20,886	42,830	808,953
Segment income from operations	123,310	22,929	(42,830)	103,409